Exhibit 4.18

Facebook Platform Policy

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1. Build a quality product

1.	Build an app that is stable and easily navigable.

2.	Ensure that your app’s content (including ads and user-generated content) meets our Community Standards.

3.	Follow our Advertising Guidelines for your app name, icons, and description.

4.	Keep your app’s description and categorization up-to-date.

5.	Don’t confuse, deceive, defraud, mislead, spam or surprise anyone.

6.	Keep your app’s negative feedback below our thresholds.

7.	Follow any instructions we include in our technical documentation.

2. Give people control

1.	Obtain consent from people before publishing content on their behalf.

2.	Use publishing permissions to help people share on Facebook, not to send people messages from your app.

3.	Don’t prefill captions, comments, messages, or the user message parameter of posts with content a person didn’t create, even if the person can edit or remove the content before sharing.

4.	Provide a publicly available and easily accessible privacy policy that explains what data you are collecting and how you will use that data.

5.	You may use Account Information in accordance with your privacy policy and other Facebook policies. All other data may only be used outside your app after you have obtained explicit user consent.

6.	Include your privacy policy URL in the App Dashboard.

7.	Link to your privacy policy in any app marketplace that allows you to.

8.	Comply with your privacy policy.

9.	Delete all of a person’s data you have received from us (including friend data) if that person asks you to, unless you are required to keep it by law, regulation, or separate agreement with us. You may keep aggregated data only if no information identifying a specific person could be inferred or created from it.

10.	Obtain consent from people before using their data in any ad.

11.	Obtain consent from people before you give us information that you independently collected from them.

12.	If you are tracking a person’s activity, provide an opt-out from that tracking.

13.	Provide meaningful customer support for your app, and make it easy for people to contact you.

14.	If people come to your app from the Facebook app on iOS, give them an option to go back to the Facebook app by using the Back to Facebook banner provided in our SDK.

15.	If people come to your app from the Facebook app on Android, don’t prevent them from going back to Facebook when they press the system back button.

3. Protect data

1.	Protect the information you receive from us against unauthorized access or use.

2.	Only show data obtained from a user access token on the devices associated with that token.

3.	Only use friend data (including friends list) in the person’s experience in your app.

4.	If you cache data you receive from us, use it to improve your app’s user experience and keep it up to date.

5.	Don’t proxy, request or collect Facebook usernames or passwords.

6.	Keep private your secret key and access tokens. You can share them with an agent acting to operate your app if they sign a confidentiality agreement.

7.	If you use any partner services, make them sign a contract to protect any information you obtained from us, limit their use of that information, and keep it confidential.

8.	Keep Facebook user IDs within your control. Contract with any providers who help you build or run your app to ensure that they keep the user IDs secure and confidential and comply with our policies. If you need an anonymous unique identifier to share with third parties, use our mechanism.

9.	Don’t sell, license, or purchase any data obtained from us or our services.

10.	Don’t transfer any data that you receive from us (including anonymous, aggregate, or derived data) to any ad network, data broker or other advertising or monetization-related service.

11.	Don’t put Facebook data in a search engine or directory, or include web search functionality on Facebook.

12.	If you are acquired by or merge with a third party, you can continue to use our data only within your app.

13.	If you stop using Platform, promptly delete all user data you have received from us (absent explicit consent from people). You can keep Account Information if you have presented your privacy policy within your app.

14.	If you use friend data from Facebook to establish social connections in your app, only do so if each person in that connection has granted you access to that information.

4. Encourage proper use

1.	Add something unique to the community. Don’t replicate core functionality that Facebook already provides.

2.	Respect the way Facebook looks and functions. Don’t offer experiences that change it.

3.	If you’re building an app with a personalized or social experience, enable people to easily share on Facebook content they’ve created.

4.	Respect the limits we’ve placed on Facebook functionality.

5.	Only incentivize a person to log into your app, enter a promotion on your app’s Page, or check-in at a place. Don’t incentivize other actions.

6.	Encourage people to accurately tag and share content.

7.	If your service integrates a person’s data into a physical product, only create a physical product for that person’s personal and non-commercial use.

8.	Don’t build an app whose primary purpose is to redirect people off of Facebook.

9.	If you want to use our logos or brand, follow the guidelines in the Facebook Brand Resource and Permissions Center. Ad networks and data brokers must get our written permission before using our Platform, logos, or trademarks.

10.	Don’t sell, transfer or sublicense our code, APIs, or tools to anyone.

11.	Only use our SDKs to develop and distribute apps for use with the Facebook Platform. You may also distribute any code libraries or sample source code included in the SDKs for inclusion in such apps.

12.	Don’t modify, translate, create derivative works of, or reverse engineer any SDK or its components.

13.	Be honest about your relationship with Facebook when talking to the press or users. Comply with our Developer PR Guidelines and get approval from us before issuing any formal press release or blog post mentioning Facebook.

14.	If you use the Like button on iOS or Android, don’t collect or use any information from it.

5. Follow the law

1.	You are responsible for restricting access to your content in accordance with all applicable laws and regulations, including geo-filtering or age-gating access where required.

2.	Don’t provide or promote content that infringes upon the rights of any third party.

3.	Ensure that you own or secure all rights necessary to display, distribute and deliver all content in your app.

4.	Satisfy all licensing, reporting and payout obligations to third parties in connection with your app.

5.	If your app contains content submitted or provided by third parties:

a.	In the United States, you must take all steps required to fall within the applicable safe harbors of the Digital Millennium Copyright Act including designating an agent to receive notices of claimed infringement, instituting a repeat infringer termination policy and implementing a notice and takedown process.

b.	In other countries, you must comply with local copyright laws and implement an appropriate notice and takedown process for when you receive a notice of claimed infringement.

6.	Don’t knowingly share information with us that you have collected from children under the age of 13.

7.	Web sites or services directed to children under 13: If you use Social Plugins or our JavaScript SDK for Facebook on sites and services that are directed to children under 13, you are responsible for complying with all applicable laws. For example, if your web site or service is directed to children in the United States, or knowingly collects personal information from children in the United States, you must comply with the U.S. Children’s Online Privacy Protection Act. You must also adhere to our usage notes.

8.	Comply with all applicable laws and regulations in the jurisdiction where your app is available. Do not expose Facebook or people who use Facebook to harm or legal liability as determined by us in our sole discretion.

9.	If applicable, comply with the Video Privacy Protection Act (VPPA) and obtain any opt-in consent necessary to share data on Facebook.

10.	You agree to indemnify and hold us harmless from and against all damages, losses, and expenses of any kind (including reasonable legal fees and costs) related to any claim against us related to your service, actions, content or information.

6. Things you should know

1.	We can analyze your app, content, and data for any purpose, including commercial.

2.	We can monitor or collect data related to your use of SDKs.

3.	We will use information we receive from you or in connection with your Platform integration in accordance with our Data Policy.

4.	You give us all rights necessary to enable your app to work with Facebook, including the right to incorporate information you provide to us into other parts of Facebook, and the right to attribute the source of information using your name or logos.

5.	We may share your contact info with people who want to contact you.

6.	We may use your name, logos, content, and information, including screenshots and video captures of your app, to demonstrate or feature your use of Facebook, worldwide and royalty-free.

7.	You give us the right to link to or frame your app, and place content, including ads, around your app. If you use our social plugins, feed dialog or share button, you also give us permission to use and allow others to use such links and content on Facebook.

8.	We can audit your app to ensure it is safe and does not violate our Terms. If requested, you must provide us with proof that your app complies with our terms.

9.	We can create apps or products that offer features and services similar to your app.

10.	We don’t guarantee that Platform will always be free.

11.	If you exceed 5M MAU, 100M API calls per day, or 50M impressions per day, you may be subject to additional terms.

12.	Facebook and its licensors reserve all right, title and interest, including all intellectual property and other proprietary rights, in and to all SDKs.

13.	Any SDKs you receive from us are provided to you on an “as is” basis, without warranty of any kind.

14.	We can issue a press release describing our relationship with you.

15.	We may enforce against your app or web site if we conclude that your app violates our terms or is negatively impacting the Platform. We may or may not notify you in advance.

16.	Enforcement is both automated and manual, and can include disabling your app, restricting you and your app’s access to platform functionality, requiring that you delete data, terminating our agreements with you or any other action that we deem appropriate.

17.	We communicate with developers through Developer Alerts and email from the fb.com or facebookmail.com domain. Ensure that the email address associated with your Facebook account and the email address registered to the app are current and that you don’t filter out these messages.

18.	We may change these terms at any time without prior notice. Please check them regularly. Your continued use of Platform constitutes acceptance of those changes.

19.	If you use Social Plugins, Facebook SDKs, or operate a Platform app or website, you must follow our Statement of Rights and Responsibilities and these additional rules unless you have our written permission to do otherwise.

7. Login

1.	Verify that you have integrated Login correctly. Your app shouldn’t crash or hang during the testing process.

2.	Native iOS and Android apps that implement Facebook Login must use our official SDKs for login.

3.	Use a clearly branded “Login with Facebook” button and follow the Facebook Brand Guidelines.

4.	Request only the data and publishing permissions your app needs.

5.	If a person declines a permission, you can prompt them again after they indicate an intent to grant you the permission.

6.	Provide a “Log Out” option that functions properly and is easy to find.

8. Ads

1.	If you have ads in your app on Facebook, comply with our Advertising Guidelines.

2.	Avoid excessive ads. Don’t let ads distract from your app’s functionality.

3.	Don’t include ads in Page Tab apps.

4.	If you use a third party ad provider to include ads in your app on Facebook, only use a provider from this list.

5.	Don’t include third-party ads (including for other apps) in posts, notifications, or requests.

6.	Don’t include or pair Platform Integrations with non-Facebook ads.

7.	If you run a promotion, contest, competition, or sweepstake on Facebook, comply with our Promotions Policies.

9. Games

1.	Games on Facebook.com:

a.	Don’t share the same app ID with a desktop web game off of Facebook.com.

b.	Don’t use your Facebook.com game or email addresses you’ve obtained from us to promote or link to a desktop web game off of Facebook.

c.	Use Facebook Payments as your only payment method for all in-game purchases.

d.	Use Facebook Payments offers if you reward people for actions involving third parties.

2.	Desktop web games off Facebook.com:

a.	Only use Facebook Login, social plugins, and publishing channels. Don’t use connections such as friends lists.

b.	During authentication, only request age, email, and publishing permissions.

3.	Games on mobile:

a.	Don’t share the same app ID with a desktop web game off of Facebook.com.

b.	Don’t use your mobile game or email addresses you’ve obtained from us to promote or link to a web game off of Facebook.

4.	If you want to promote online gambling, online real money games of skill, or online lotteries, first get our written permission.

5.	If your game includes mandatory or optional in-app charges, explain this in your app’s description.

10. Payments

1.	If you use Facebook Payments, comply with the Facebook Developer Payments Terms.

2.	Don’t use Facebook Payments to solicit, collect or transfer funds for charitable causes without our prior permission.

3.	If you’re using iOS to run your app, use an iOS approved payment method.

4.	If you accept payments on Facebook, only do so in your app.

11. App Center

1.	Apps eligible for the Facebook App Center must use Facebook Login or have a Facebook Canvas or Page Tab app.

2.	App Detail and Description:

a.	Ensure the app’s name and information are grammatically correct.

b.	Ensure the app’s language matches the App Center locale.

c.	Don’t include URLs or use the Facebook brand.

d.	Don’t include keyword lists, excessive punctuation, or non-standard symbols.

3.	All Images:

a.	Use high quality, relevant images that reflect the app experience.

b.	Keep any image text concise. Don’t obstruct images with text.

c.	Don’t include ads, URLs or gimmicks such as Play buttons.

4.	Icons:

a.	Use a transparent or colored background. If your icon requires a white background, use a colored border.

b.	If your logo has a drop shadow, use a colored background.

5.	Banners:

a.	Don’t include rounded edges or borders.

b.	Don’t include third party logos.

6.	Videos:

a.	Display the app’s name.

b.	Clearly represent the purpose of the app and show accurate, relevant in-app experiences.

c.	Keep your video high-quality and high-resolution.

d.	Your video and its video cover image should be clear and recognizable. Don’t include ads.

12. Open Graph

1.	Open Graph Custom Actions:

a.	Don’t recreate actions that are already supported.

b.	Write the action and object in a clear and simple way.

c.	Make sure the story is grammatically correct.

d.	Use English for your submission.

e.	Don’t indicate a person’s consumption, browsing, discovering, or viewing of content.

f.	Don’t indicate a person has installed, visited, or connected to your app.

2.	Read and Watch Actions:

a.	Publish actions only after a person has been on a page for more than 10 seconds.

b.	Allow people to remove stories published to Facebook on the same page where the content is hosted.

13. Social Plugins

1.	Don’t include or pair Platform Integrations with non-Facebook advertisements.

2.	Don’t sell or purchase placement of social plugins or sharer.php.

3.	Don’t participate in any “like” or “share” exchange programs.

4.	Don’t obscure or cover elements of social plugins.

14. Ads API

1.	Basic and Standard Ads API access may be downgraded to Development access after 30 days of non-use.

2.	Don’t use the Ads API if you’re an ad network or data broker.

3.	Don’t promote content, services, or activities contrary to our competitive position, interests, or advertising philosophy.

4.	Don’t provide Partner Category targeting options that differ from those offered by Facebook.

5.	Don’t combine multiple end-advertisers or their Facebook connections (i.e. Pages) in the same ad account.

6.	Free or trial versions of an ads API app:

a.	Don’t allow more than 50 ad creations a day per customer.

b.	Require phone or email verification on new accounts.

c.	Don’t allow affiliate networks to use your technology.

7.	Pricing transparency:

a.	Only charge fees for the use of your tools and managed services with a fixed fee or variable percentage of ad spend.

b.	Proactively disclose to end advertisers the amount that you spent on Facebook advertising, using Facebook metrics (e.g., CPC, CPM rate), separate from your fees.

c.	Disclose the amount you charged as fees on Facebook advertising.

d.	We may disclose fees or the amount you spent on Facebook advertising to your clients if they request it.

e.	We may require documentation from you to ensure your compliance with these terms.

f.	Don’t sell ads on a fixed CPM or CPC basis when using the Facebook advertising auction.

8.	Data Collection and Use:

a.	If you have Standard Ads API access and our prior written permission, you can place 1x1 pixel view tags on advertisements.

b.	Ensure that any data that is collected is anonymous.

c.	Only use data from an end-advertiser’s campaign to optimize or measure the performance of that end-advertiser’s Facebook campaign.

d.	Don’t use data to retarget on or off of Facebook.

e.	Don’t mix data obtained from us with advertising campaigns on different platforms.

f.	Don’t use data to build or augment any user profiles.

g.	Don’t use piggybacking or redirects.

h.	Don’t let people other than those acting on an end-advertiser’s behalf access Facebook ad statistics.

9.	Implement all bidding types including Optimized CPM.

10.	Custom Audiences:

a.	If you use custom audiences, comply with the Custom Audience Terms.

b.	Only use a client’s data when creating custom audiences on their behalf.

c.	Only use a Facebook User ID to create custom audiences when the person whose User ID is being used has logged into the client’s app and has given the necessary consent.

d.	Don’t sell or transfer custom audiences.

11.	Revoke an end-advertiser’s access to your app if we request it.

15. Definitions

1.	“App” means any technical integration we have assigned an app identification number.

2.	“Account information” consists of: name, email, gender, birthday, current city and profile picture URL.

3.	“User data” means any data, including a person’s content or information that you or third parties obtain from or through Facebook.

4.	“SDK” means any object code library, sample source code, or documentation you receive from us that helps you create apps for use within the Facebook Platform.

This agreement was written in English (US). To the extent any translated version of this agreement conflicts with the English version, the English version controls. Please note that Section 16 contains certain changes to the general terms for users outside the United States.

Date of Last Revision: January 30, 2015

Statement of Rights and Responsibilities

This Statement of Rights and Responsibilities (“Statement,” “Terms,” or “SRR”) derives from the Facebook Principles, and is our terms of service that governs our relationship with users and others who interact with Facebook, as well as Facebook brands, products and services, which we call the “Facebook Services” or “Services”. By using or accessing the Facebook Services, you agree to this Statement, as updated from time to time in accordance with Section 13 below. Additionally, you will find resources at the end of this document that help you understand how Facebook works.

Because Facebook provides a wide range of Services, we may ask you to review and accept supplemental terms that apply to your interaction with a specific app, product, or service. To the extent those supplemental terms conflict with this SRR, the supplemental terms associated with the app, product, or service govern with respect to your use of such app, product or service to the extent of the conflict.

1. Privacy

Your privacy is very important to us. We designed our Data Policy to make important disclosures about how you can use Facebook to share with others and how we collect and can use your content and information. We encourage you to read the Data Policy, and to use it to help you make informed decisions.

2. Sharing Your Content and Information

You own all of the content and information you post on Facebook, and you can control how it is shared through your privacy and application settings. In addition:

1.	For content that is covered by intellectual property rights, like photos and videos (IP content), you specifically give us the following permission, subject to your privacy and application settings: you grant us a non-exclusive, transferable, sub-licensable, royalty-free, worldwide license to use any IP content that you post on or in connection with Facebook (IP License). This IP License ends when you delete your IP content or your account unless your content has been shared with others, and they have not deleted it.

2.	When you delete IP content, it is deleted in a manner similar to emptying the recycle bin on a computer. However, you understand that removed content may persist in backup copies for a reasonable period of time (but will not be available to others).

3.	When you use an application, the application may ask for your permission to access your content and information as well as content and information that others have shared with you. We require applications to respect your privacy, and your agreement with that application will control how the application can use, store, and transfer that content and information. (To learn more about Platform, including how you can control what information other people may share with applications, read our Data Policy and Platform Page.)

4.	When you publish content or information using the Public setting, it means that you are allowing everyone, including people off of Facebook, to access and use that information, and to associate it with you (i.e., your name and profile picture).

5.	We always appreciate your feedback or other suggestions about Facebook, but you understand that we may use your feedback or suggestions without any obligation to compensate you for them (just as you have no obligation to offer them).

3. Safety

We do our best to keep Facebook safe, but we cannot guarantee it. We need your help to keep Facebook safe, which includes the following commitments by you:

1.	You will not post unauthorized commercial communications (such as spam) on Facebook.

2.	You will not collect users’ content or information, or otherwise access Facebook, using automated means (such as harvesting bots, robots, spiders, or scrapers) without our prior permission.

3.	You will not engage in unlawful multi-level marketing, such as a pyramid scheme, on Facebook.

4.	You will not upload viruses or other malicious code.

5.	You will not solicit login information or access an account belonging to someone else.

6.	You will not bully, intimidate, or harass any user.

7.	You will not post content that: is hate speech, threatening, or pornographic; incites violence; or contains nudity or graphic or gratuitous violence.

8.	You will not develop or operate a third-party application containing alcohol-related, dating or other mature content (including advertisements) without appropriate age-based restrictions.

9.	You will not use Facebook to do anything unlawful, misleading, malicious, or discriminatory.

10.	You will not do anything that could disable, overburden, or impair the proper working or appearance of Facebook, such as a denial of service attack or interference with page rendering or other Facebook functionality.

11.	You will not facilitate or encourage any violations of this Statement or our policies.

4. Registration and Account Security

Facebook users provide their real names and information, and we need your help to keep it that way. Here are some commitments you make to us relating to registering and maintaining the security of your account:

1.	You will not provide any false personal information on Facebook, or create an account for anyone other than yourself without permission.

2.	You will not create more than one personal account.

3.	If we disable your account, you will not create another one without our permission.

4.	You will not use your personal timeline primarily for your own commercial gain, and will use a Facebook Page for such purposes.

5.	You will not use Facebook if you are under 13.

6.	You will not use Facebook if you are a convicted sex offender.

7.	You will keep your contact information accurate and up-to-date.

8.	You will not share your password (or in the case of developers, your secret key), let anyone else access your account, or do anything else that might jeopardize the security of your account.

9.	You will not transfer your account (including any Page or application you administer) to anyone without first getting our written permission.

10.	If you select a username or similar identifier for your account or Page, we reserve the right to remove or reclaim it if we believe it is appropriate (such as when a trademark owner complains about a username that does not closely relate to a user’s actual name).

5. Protecting Other People’s Rights

We respect other people’s rights, and expect you to do the same.

1.	You will not post content or take any action on Facebook that infringes or violates someone else’s rights or otherwise violates the law.

2.	We can remove any content or information you post on Facebook if we believe that it violates this Statement or our policies.

3.	We provide you with tools to help you protect your intellectual property rights. To learn more, visit our How to Report Claims of Intellectual Property Infringement page.

4.	If we remove your content for infringing someone else’s copyright, and you believe we removed it by mistake, we will provide you with an opportunity to appeal.

5.	If you repeatedly infringe other people’s intellectual property rights, we will disable your account when appropriate.

6.	You will not use our copyrights or Trademarks or any confusingly similar marks, except as expressly permitted by our Brand Usage Guidelines or with our prior written permission.

7.	If you collect information from users, you will: obtain their consent, make it clear you (and not Facebook) are the one collecting their information, and post a privacy policy explaining what information you collect and how you will use it.

8.	You will not post anyone’s identification documents or sensitive financial information on Facebook.

9.	You will not tag users or send email invitations to non-users without their consent. Facebook offers social reporting tools to enable users to provide feedback about tagging.

6. Mobile and Other Devices

1.	We currently provide our mobile services for free, but please be aware that your carrier’s normal rates and fees, such as text messaging and data charges, will still apply.

2.	In the event you change or deactivate your mobile telephone number, you will update your account information on Facebook within 48 hours to ensure that your messages are not sent to the person who acquires your old number.

3.	You provide consent and all rights necessary to enable users to sync (including through an application) their devices with any information that is visible to them on Facebook.

7. Payments

If you make a payment on Facebook, you agree to our Payments Terms unless it is stated that other terms apply.

8. Special Provisions Applicable to Developers/Operators of Applications and Websites

If you are a developer or operator of a Platform application or website or if you use Social Plugins, you must comply with the Facebook Platform Policy.

9. About Advertisements and Other Commercial Content Served or Enhanced by Facebook

Our goal is to deliver advertising and other commercial or sponsored content that is valuable to our users and advertisers. In order to help us do that, you agree to the following:

1.	You give us permission to use your name, profile picture, content, and information in connection with commercial, sponsored, or related content (such as a brand you like) served or enhanced by us. This means, for example, that you permit a business or other entity to pay us to display your name and/or profile picture with your content or information, without any compensation to you. If you have selected a specific audience for your content or information, we will respect your choice when we use it.

2.	We do not give your content or information to advertisers without your consent.

3.	You understand that we may not always identify paid services and communications as such.

10. Special Provisions Applicable to Advertisers

If you use our self-service advertising creation interfaces for creation, submission and/or delivery of any advertising or other commercial or sponsored activity or content (collectively, the “Self-Serve Ad Interfaces”), you agree to our Self-Serve Ad Terms. In addition, your advertising or other commercial or sponsored activity or content placed on Facebook or our publisher network will comply with our Advertising Guidelines.

11. Special Provisions Applicable to Pages

If you create or administer a Page on Facebook, or run a promotion or an offer from your Page, you agree to our Pages Terms.

12. Special Provisions Applicable to Software

1.	If you download or use our software, such as a stand-alone software product, an app, or a browser plugin, you agree that from time to time, the software may download and install upgrades, updates and additional features from us in order to improve, enhance, and further develop the software.

2.	You will not modify, create derivative works of, decompile, or otherwise attempt to extract source code from us, unless you are expressly permitted to do so under an open source license, or we give you express written permission.

13. Amendments

1.	We’ll notify you before we make changes to these terms and give you the opportunity to review and comment on the revised terms before continuing to use our Services.

2.	If we make changes to policies, guidelines or other terms referenced in or incorporated by this Statement, we may provide notice on the Site Governance Page.

3.	Your continued use of the Facebook Services, following notice of the changes to our terms, policies or guidelines, constitutes your acceptance of our amended terms, policies or guidelines.

14. Termination

If you violate the letter or spirit of this Statement, or otherwise create risk or possible legal exposure for us, we can stop providing all or part of Facebook to you. We will notify you by email or at the next time you attempt to access your account. You may also delete your account or disable your application at any time. In all such cases, this Statement shall terminate, but the following provisions will still apply: 2.2, 2.4, 3-5, 9.3, and 14-18.

15. Disputes

1.	You will resolve any claim, cause of action or dispute (claim) you have with us arising out of or relating to this Statement or Facebook exclusively in the U.S. District Court for the Northern District of California or a state court located in San Mateo County, and you agree to submit to the personal jurisdiction of such courts for the purpose of litigating all such claims. The laws of the State of California will govern this Statement, as well as any claim that might arise between you and us, without regard to conflict of law provisions.

2.	If anyone brings a claim against us related to your actions, content or information on Facebook, you will indemnify and hold us harmless from and against all damages, losses, and expenses of any kind (including reasonable legal fees and costs) related to such claim. Although we provide rules for user conduct, we do not control or direct users’ actions on Facebook and are not responsible for the content or information users transmit or share on Facebook. We are not responsible for any offensive, inappropriate, obscene, unlawful or otherwise objectionable content or information you may encounter on Facebook. We are not responsible for the conduct, whether online or offline, of any user of Facebook.

3.	WE TRY TO KEEP FACEBOOK UP, BUG-FREE, AND SAFE, BUT YOU USE IT AT YOUR OWN RISK. WE ARE PROVIDING FACEBOOK AS IS WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. WE DO NOT GUARANTEE THAT FACEBOOK WILL ALWAYS BE SAFE, SECURE OR ERROR-FREE OR THAT FACEBOOK WILL ALWAYS FUNCTION WITHOUT DISRUPTIONS, DELAYS OR IMPERFECTIONS. FACEBOOK IS NOT RESPONSIBLE FOR THE ACTIONS, CONTENT, INFORMATION, OR DATA OF THIRD PARTIES, AND YOU RELEASE US, OUR DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS FROM ANY CLAIMS AND DAMAGES, KNOWN AND UNKNOWN, ARISING OUT OF OR IN ANY WAY CONNECTED WITH ANY CLAIM YOU HAVE AGAINST ANY SUCH THIRD PARTIES. IF YOU ARE A CALIFORNIA RESIDENT, YOU WAIVE CALIFORNIA CIVIL CODE §1542, WHICH SAYS: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. WE WILL NOT BE LIABLE TO YOU FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL, SPECIAL, INDIRECT, OR INCIDENTAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS STATEMENT OR FACEBOOK, EVEN IF WE HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. OUR AGGREGATE LIABILITY ARISING OUT OF THIS STATEMENT OR FACEBOOK WILL NOT EXCEED THE GREATER OF ONE HUNDRED DOLLARS ($100) OR THE AMOUNT YOU HAVE PAID US IN THE PAST TWELVE MONTHS. APPLICABLE LAW MAY NOT ALLOW THE LIMITATION OR EXCLUSION OF LIABILITY OR INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION OR EXCLUSION MAY NOT APPLY TO YOU. IN SUCH CASES, FACEBOOK’S LIABILITY WILL BE LIMITED TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

16. Special Provisions Applicable to Users Outside the United States

We strive to create a global community with consistent standards for everyone, but we also strive to respect local laws. The following provisions apply to users and non-users who interact with Facebook outside the United States:

1.	You consent to having your personal data transferred to and processed in the United States.

2.	If you are located in a country embargoed by the United States, or are on the U.S. Treasury Department’s list of Specially Designated Nationals you will not engage in commercial activities on Facebook (such as advertising or payments) or operate a Platform application or website. You will not use Facebook if you are prohibited from receiving products, services, or software originating from the United States.

3.	Certain specific terms that apply only for German users are available here.

17. Definitions

1.	By “Facebook” or” Facebook Services” we mean the features and services we make available, including through (a) our website at www.facebook.com and any other Facebook branded or co-branded websites (including sub-domains, international versions, widgets, and mobile versions); (b) our Platform; (c) social plugins such as the Like button, the Share button and other similar offerings; and (d) other media, brands, products, services, software (such as a toolbar), devices, or networks now existing or later developed. Facebook reserves the right to designate, in its sole discretion, that certain of our brands, products, or services are governed by separate terms and not this SRR.

2.	By “Platform” we mean a set of APIs and services (such as content) that enable others, including application developers and website operators, to retrieve data from Facebook or provide data to us.

3.	By “information” we mean facts and other information about you, including actions taken by users and non-users who interact with Facebook.

4.	By “content” we mean anything you or other users post, provide or share using Facebook Services.

5.	By “data” or “user data” or “user’s data” we mean any data, including a user’s content or information that you or third parties can retrieve from Facebook or provide to Facebook through Platform.

6.	By “post” we mean post on Facebook or otherwise make available by using Facebook.

7.	By “use” we mean use, run, copy, publicly perform or display, distribute, modify, translate, and create derivative works of.

8.	By “application” we mean any application or website that uses or accesses Platform, as well as anything else that receives or has received data from us. If you no longer access Platform but have not deleted all data from us, the term application will apply until you delete the data.

9.	By “Trademarks” we mean the list of trademarks provided here.

18. Other

1.	If you are a resident of or have your principal place of business in the US or Canada, this Statement is an agreement between you and Facebook, Inc. Otherwise, this Statement is an agreement between you and Facebook Ireland Limited. References to “us,” “we,” and “our” mean either Facebook, Inc. or Facebook Ireland Limited, as appropriate.

2.	This Statement makes up the entire agreement between the parties regarding Facebook, and supersedes any prior agreements.

3.	If any portion of this Statement is found to be unenforceable, the remaining portion will remain in full force and effect.

4.	If we fail to enforce any of this Statement, it will not be considered a waiver.

5.	Any amendment to or waiver of this Statement must be made in writing and signed by us.

6.	You will not transfer any of your rights or obligations under this Statement to anyone else without our consent.

7.	All of our rights and obligations under this Statement are freely assignable by us in connection with a merger, acquisition, or sale of assets, or by operation of law or otherwise.

8.	Nothing in this Statement shall prevent us from complying with the law.

9.	This Statement does not confer any third party beneficiary rights.

10.	We reserve all rights not expressly granted to you.

11.	You will comply with all applicable laws when using or accessing Facebook.

By using or accessing Facebook Services, you agree that we can collect and use such content and information in accordance with the Data Policy as amended from time to time. You may also want to review the following documents, which provide additional information about your use of Facebook:

•	Payment Terms: These additional terms apply to all payments made on or through Facebook, unless it is stated that other terms apply.

•	Platform Page: This page helps you better understand what happens when you add a third-party application or use Facebook Connect, including how they may access and use your data.

•	Facebook Platform Policies: These guidelines outline the policies that apply to applications, including Connect sites.

•	Advertising Guidelines: These guidelines outline the policies that apply to advertisements placed on Facebook.

•	Self-Serve Ad Terms: These terms apply when you use the Self-Serve Ad Interfaces to create, submit, or deliver any advertising or other commercial or sponsored activity or content.

•	Promotions Guidelines: These guidelines outline the policies that apply if you offer contests, sweepstakes, and other types of promotions on Facebook.

•	Facebook Brand Resources: These guidelines outline the policies that apply to use of Facebook trademarks, logos and screenshots.

•	How to Report Claims of Intellectual Property Infringement

•	Pages Terms: These guidelines apply to your use of Facebook Pages.

•	Community Standards: These guidelines outline our expectations regarding the content you post to Facebook and your activity on Facebook.

To access the Statement of Rights and Responsibilities in several different languages, change the language setting for your Facebook session by clicking on the language link in the left corner of most pages. If the Statement is not available in the language you select, we will default to the English version.

Payment Terms

Date of Last Revision: January 1, 2015

To enhance the quality, convenience, and security of the user experience on Facebook, these Facebook Developer Payments Terms (the “Terms”) apply to all developers of apps using Facebook Payments. We have provided section headers for your convenience, but you should carefully read though these Terms in order to understand your rights and responsibilities, as well as ours.

This agreement was written in English (US). To the extent any translated version of this agreement conflicts with the English version, the English version controls.

Additional Languages

1. Transactions

1.	Eligibility. We may approve or deny your request to integrate Facebook Payments at our sole discretion. You must be eighteen (18) years of age or older to integrate Facebook Payments in your app; in addition, you may not be listed as an administrator for a Payments-enabled app if you are under the age of sixteen (16). We may also revoke your eligibility to continue utilizing Facebook Payments at any time at our sole discretion.

2.	Roles of parties. You accept responsibility for fulfilling each transaction pursuant to the terms you offer. Facebook is not involved in any underlying transaction between or among developers and users except as noted in Section 3.9 of these Terms.

3.	Pricing. Price-setting in apps is governed by the following rules:

1.	You may price items for sale in your own local currency where such pricing is supported.

2.	You may not price an item differently based on a user’s electronic value Balance.

3.	You may allow users to import your in-game virtual currency or items from your website or other platform that the user is connected to, but you must adhere to the following:

1.	You must offer the same price on Facebook that you offer to logged-in Facebook users on your own website or other platform app; and

2.	You may not incentivize logged-in Facebook users to make a purchase on your website or in an app on another platform by, for example, providing free or discounted goods or services that are not available to purchasers on Facebook.

4.	Prohibitions. Facebook Payments does not allow the following types of transactions:

1.	You may not conduct a transaction for which the promotion or execution is prohibited on Facebook.

2.	You may not utilize Facebook Payments to sell virtual currency or other stored-value items that can be used outside of the app where the transaction was completed, and must not allow users to cash out, redeem, or otherwise receive anything of value in exchange for anything purchased using Facebook Payments. In addition, you may not accept electronic value from a user in one app and then deliver or transfer the purchased item to the user in another app without our prior authorization. For example, an app solely designed to facilitate transactions is not permitted.

3.	Except as a method of purchasing within your app in accordance with these Terms or with our prior written authorization, you may not sell, trade, or exchange electronic value, including without limitation Gift Card balances, with any third party, nor may you enable or allow others to do so.

4.	Except with our prior authorization, you may not accept payments for tangible goods, including as payment for anything that may subsequently be used to acquire tangible goods, defined as any good that is physically delivered to a user.

5.	Except with our prior authorization, you may not use Facebook Payments to solicit, collect, or transfer funds for charitable causes.

6.	Any items, virtual currency, or services you offer on or through Facebook are considered to be content or apps posted by you to Facebook under the Statement of Rights and Responsibilities. You may not offer any items, virtual currency, or services on or through Facebook that require consent or other rights from any third party unless you have obtained all such rights. You may not offer any item, virtual currency, or service that would require us to pay any fee or royalty to any third party. You agree to indemnify and hold us harmless from and against any claim arising out of or related to your failure to comply with this paragraph.

7.	Except with our prior authorization, you may not administer a promotion on Facebook in which a user’s purchase of in-game items or virtual currency contributes to or results in eligibility to win any prize of value. To request permission, please contact us and include an opinion letter from your legal counsel that explains why your game does not constitute gambling and instead is a lawful activity in all jurisdictions where the promotion is available to users.

5.	Non-disclosure. You will not use or disclose any user’s payment information obtained from us for any purpose other than to complete the transaction for which the information was obtained.

6.	Other terms apply. You may offer supplemental terms and conditions in conjunction with your sales; however they may not conflict with Facebook terms or policies. You must comply with Facebook’s Brand Asset Guidelines.

2. Balance Tracking

1.	Developer Balance. Developers using Facebook Payments will have a Developer Balance with Facebook. Whenever you complete a sale on our platform, Facebook will credit the proceeds from that sale, less our service fee, to your Developer Balance. Facebook will earn a 30% service fee, plus any applicable sales tax or VAT, in connection with each Facebook Payments transaction on our platform.

2.	Nature of Service. Facebook is not a bank and does not offer banking services. You will not earn interest on your Developer Balance. Developer Balances are not deposit obligations and are not insured by the Federal Deposit Insurance Corporation, the Financial Services Compensation Scheme, or any other entity or insurance scheme, whether governmental or private. All Developer Balances are held and expressed in United States Dollars; if your transaction was in a different currency, proceeds from the sale will be converted at the time of the transaction according to the day’s published exchange rate before being credited to your Developer Balance.

3.	Payout. We will redeem your Developer Balance according to the following rules:

1.	We can redeem your Developer Balance only if we have your current banking information and any other information we need to make the payment on record, including, if required, identification and tax and business formation documentation. A list of our current payout methods is posted on our site.

2.	We will make Developer Balance redemption payments only to the account entered by the developer in the Payout Information field of the Developer’s [Company Settings](/settings?tab=payments)

3.	Facebook will redeem your Developer Balance approximately 21 days following the end of the bimonthly period (either the 1st through 15th of the month or the 16th through the end of the month) in which the transaction occurred, except as otherwise set forth herein.

4.	Developer Balances will be redeemed only in United States Dollars.

5.	If a Developer Balance redemption payment for any given pay period would be less than One Hundred United States Dollars ($100.00), we will roll payment over to the next month, unless your account is being deactivated or deleted, or if it has been one year since either your last redemption payment or your first use of Facebook Payments or Credits.

6.	We may delay payout related to any investigation we are conducting, but in no case longer than 180 days after the transaction.

7.	We may withhold from redemption any Developer Balance or portion thereof that was earned due to any breach of any Facebook terms or policies by you, or that was transferred based on fraudulent or illegal transactions, or that was alleged by a user to have been transferred without his or her consent, or that resulted in returned, undelivered, rejected, or defective goods or services or transactions.

8.	We may deduct from payout any amounts for which you are past due to Facebook on any payment in connection with any Facebook program.

9.	If you owe Facebook an amount exceeding your Developer Balance, we may charge or debit a payment instrument registered with your account to cover the amount owed. Your failure to pay fully any amounts owed to Facebook on demand will be a violation of these Terms, and you will be liable not only for the amount collected but also for Facebook’s costs associated with collection, including without limitation attorney fees, court costs, collection agency fees, and any applicable interest.

10.	As further described in Section 3.9 of these Terms, it is your responsibility to remit all duties, taxes (including without limitation sales tax and VAT) and other fees that apply to your transactions, including the redemption of any Developer Balance. Facebook complies with tax and legal informational reporting requirements in various jurisdictions.

4.	Discrepancies. If Facebook makes a redemption payment to you in error, you are liable for the full amount of that payout. You agree to reverse the payment associated with that redemption or to permit Facebook to reverse the payment. You must provide written notification of any disputed payout within 30 days of receipt of the associated payment. Failure to do so constitutes a waiver by you of any claim relating to the payout.

5.	Abandoned Property. If we are unable to pay you because you have not provided valid payment information or, where required, valid identification information, we may terminate your ability to maintain your Developer Balance to the extent permissible by law, and process any remaining Developer Balance in accordance with applicable law.

3. Your Responsibilities and Risks

1.	Voidability. You acknowledge that transactions with minors may be voidable by law and agree that you may be required to refund amounts paid.

2.	Dispute resolution. You are solely responsible for the resolution of disputes between yourself and users, including without limitation disputes that we refer to you or notify you of via tools or systems we may provide. We have the right, but not the obligation, to assist in the resolution of such disputes.

3.	Cooperation. You agree to provide us with any records that we request related to a dispute between you and a user. You agree to notify us in a timely manner if you receive an inquiry from any government agency about Facebook Payments.

4.	Fraud. You agree to cooperate with us to prevent fraudulent or illegal transactions. As part of our efforts to deter fraud and suspicious transactions, we may limit the number of transactions or volume of payments you are able to accept during a given period of time. We may also may suspend, remove, or disable access to any product or service you offer at any time without notice, and we will have no liability for removing or disabling access to any such product or service.

5.	No Liability. We will not be liable to you for compensation, reimbursement, or damages on account of the loss of prospective profits, anticipated sales, or goodwill, or on account of expenditures, investments, or commitments in connection with your use of Facebook Payments, or for any termination or suspension of Facebook Payments services.

6.	Subscriptions. If you offer subscriptions to your app or to a feature within your app, you must continue to make the app or feature available to subscribed users through the end of any active subscription period, or refund any remaining subscriptions on a pro-rated basis.

7.	Chargebacks. You will be liable for all Chargebacks relating to transactions discovered within 90 days of the transaction. By “Chargebacks” we mean any reversals of payment initiated by a third-party payment provider. We will assume responsibility for Chargebacks discovered after the 90th day unless: (a) we determine you conducted the transaction in connection with a breach of Facebook rules or policies, or (b) your Chargeback rate for any one of the prior three months exceeds five percent of your total transaction volume for that month.

8.	Offset. If we provide refunds or other compensation to a user as a result of either the user’s transaction with you using Facebook Payments or any claims made by third parties arising from your products or services, then you agree that we may recover from you any monetary loss related to such provision.

9.	Taxes. The following rules regarding taxes apply:

1.	If you are a U.S.-based developer, you acknowledge that Facebook in tax year 2011 began reporting to the Internal Revenue Service on IRS Form 1099K the gross amount of the payments you receive each calendar year if, in that calendar year, you (i) receive more than $20,000 and (ii) receive more than 200 payments. If duties, taxes, or fees apply to the redemption of a Developer Balance, we may adjust the service fee so that the net amount we receive remains at 30%. You agree to indemnify and hold us harmless from and against any claim arising out of or related to your failure to comply with this paragraph.

2.	On your sales to users based in the European Union (EU) member countries, effective from January 1st, 2015, we will withhold from your payout and remit applicable EU VAT based on user locations to relevant competent tax authorities in accordance with EU Council Implementing Regulation (EU) No 282/2011. You also acknowledge and accept Facebook’s self-billing arrangement where it is accepted under local VAT regulation. You further acknowledge that Facebook’s compliance with this change in EU VAT law does not change the relationship, rights and obligations between you and user, or between you and Facebook. You agree to indemnify and hold us harmless from and against any claim arising out of or related to your failure to comply with this paragraph.

4. Additional Terms

1.	Conflict of terms. In the event of any conflict between the Statement of Rights and Responsibilities and these Terms, these Terms control.

2.	Conflict of laws. Some countries may restrict or prohibit your ability to make payments through Facebook. Nothing in these Terms should be read to override or circumvent any such foreign laws.

3.	Courtesy translations. These Terms were written in English (US). To the extent any translated version of these terms conflicts with the English version, the English version controls.

4.	Assignment. Facebook may assign or delegate any of its obligations and/or rights arising under these Terms without restriction.

5.	Amendments. We may revise these Terms at any time without prior notice as we deem necessary to the full extent permitted by law. The Terms in place at the time you confirm a transaction will govern that transaction.

6.	Notice to you. We may provide notices to you by posting them on the Facebook Developer Blog, or by sending them to an email address or street address that you previously provided to us. Website and email notices will be considered received by you within 24 hours of the time posted or sent; notices by postal mail will be considered received within three business days of the time sent. We will give you 30 days’ notice of changes to our service fee.

7.	Notice to us. Except as otherwise stated, you must send notices to us relating to Facebook Payments and these Terms by postal mail to: Facebook, Attn: Legal Department, 1601 Willow Avenue, Menlo Park, California, 94025.

8.	“Us”. The following are the entities to which “us,” “we,” “our,” or “Facebook” refer:

1.	If you are a resident of or have your principal place of business in the U.S. or Canada, these Terms are between you and Facebook Payments Inc., a Florida corporation.

2.	If you are a resident of or have your principal place of business in a country other than the U.S. or Canada, these Terms are between you and Facebook Payments International Ltd., a private limited company in the Republic of Ireland. However, all transactions funded with a user’s electronic value Balance are processed by Facebook Payments Inc., a Florida corporation.

Date of last revision: December 15, 2014

Facebook Advertising Guidelines

Advertising Philosophy

At Facebook, we believe that ads should contribute to and be consistent with the overall user experience. The best ads are those that are tailored to individuals based on how they and their friends interact and affiliate with the brands, artists, and businesses they care about. These guidelines are not intended to serve as legal advice and adherence to these guidelines does not necessarily constitute legal compliance. Advertisers are responsible for ensuring that their ads comply with all applicable laws, statutes, and regulations.

Additional examples and explanations to our policies can be found in the Help Center.

I.	General

A.	Our Advertising Guidelines consist of advertising content criteria, community standards, and other applicable requirements.

B.	The Ad Guidelines, as well as our Data Policy and Statement of Rights and Responsibilities, apply to all ads and commercial content (“ads”) served by or appearing on Facebook (including ads purchased under AAAA/IAB Standard Terms and Conditions).

C.	Advertising appearing within applications on Facebook Platform must comply with all additional Facebook Platform Policies.

D.	Ads that are generated through Page posts, and ads that promote a sweepstakes, contest, competition or offer must also comply with the Pages Terms.

E.	Ads must not contain false, misleading, fraudulent, or deceptive claims or content.

F.	You may not manage more than one advertiser or client through a single ad account, and may not change the advertiser or client associated with an established ad account.

G.	If you use custom audiences you must comply with the Custom Audience Terms.

II.	Data and Privacy

A.	No data collected, derived or obtained from or in connection with a Facebook ad, including Facebook’s delivery of an ad, and Facebook users’ interaction with a Facebook-served ad (such as information derived from targeting criteria) (“Facebook advertising data”) may be received or used by an entity not acting on behalf of a Facebook advertiser.

B.	You may not use Facebook advertising data for any purpose (including retargeting, commingling data across multiple advertisers’ campaigns, or allowing piggybacking or redirecting with tags), except on an aggregate and anonymous basis to assess the performance and effectiveness of your Facebook advertising campaigns. In no event may you use Facebook advertising data, including the targeting criteria for a Facebook ad, to build or augment user profiles, including profiles associated with any mobile device identifier or other unique identifier that identifies any particular user, browser, computer or device.

C.	You may use information provided directly to you from users if you provide clear notice to and obtain consent from those users and comply with all applicable laws and industry guidelines.

D.	You may not directly or indirectly transfer or sell any data to, or use such data in connection with any ad network, ad exchange, data broker, or other party not acting on behalf of an advertiser and the advertiser’s Facebook advertising campaigns. By indirectly we mean you cannot, for example, transfer data to a third party who then transfers the data to an ad network.

III.	Ad Creative and Positioning

All components of an ad, including any text, images, or other media, must be relevant and appropriate to the product or service being offered and the audience viewing the ad. Ads may not contain audio or flash animation that plays automatically without a user’s interaction or expands within Facebook after a user clicks on the ad. Ads may not position products or services in a sexually suggestive manner. Ads may not contain content that exploits political agendas or “hot button” issues for commercial use. Additionally, ad text must include proper grammar and the use of all symbols, numbers, or letters must adhere to the true meaning of the symbol.

A.	Accuracy

Ads must clearly represent the company, product, service, or brand that is being advertised. Products and services promoted in the ad copy must be clearly represented on the landing page, and the destination site may not offer or link to any prohibited product or service. Additionally, ads may not suggest false relevancy to generic offers.

B.	Attribution

Ads may not assert or imply, directly or indirectly, within the ad content or by targeting, a user’s personal characteristics within the following categories:

i.	race or ethnic origin;

ii.	religion or philosophical belief;

iii.	age;

iv.	sexual orientation or sexual life;

v.	gender identity;

vi.	disability or medical condition (including physical or mental health);

vii.	financial status or information;

viii.	membership in a trade union;

ix.	criminal record; and

x.	name.

C.	Destination Sites

Ads must lead to a functioning landing page that does not interfere with a user’s ability to navigate away from the page.

D.	Images

Ads and sponsored stories in News Feed may not include images comprised of more than 20% text.

E.	Targeting

Ads must always apply appropriate targeting and never use targeting criteria to provoke users. Ads for regulated goods and services (e.g. alcohol and gambling), must abide by all applicable laws, regulations, and industry codes. Specific requirements for dating services, alcohol, gambling, contraceptives and subscription services must adhere to the requirements listed in the Help Center under the applicable content sections.

IV.	Ad Content

Advertisers must ensure that their ads comply with all applicable laws, regulations and guidelines. All claims in ads must be adequately substantiated. Ads must not offend users. Ads and any offers promoted within ads must not be false, deceptive or misleading or contain spam. Ads must not contain or promote illegal products or services. Ads must not violate the rights of any third parties. Video ads for health products and services may not be allowed to play automatically. The following specific content guidelines apply:

A.	Adult Products

Ads may not promote the sale or use of adult products or services, including but not limited to toys, videos, publications, live shows, or sexual enhancement products. Ads for family planning and contraception are allowed provided they follow the appropriate targeting requirements.

B.	Alcohol

i.	Ads that promote or reference alcohol are prohibited in the following countries: Afghanistan, Brunei, Bangladesh, Egypt, Gambia, Kuwait, Libya, Norway, Pakistan, Russia, Saudi Arabia, United Arab Emirates, Yemen and any other jurisdiction where such ads are prohibited by law.

ii.	Where permissible, ads that promote or reference alcohol must: (i) Comply with all applicable local laws, required or recommended industry codes, guidelines, licenses and approvals and (ii) apply age and country targeting criteria consistent with Facebook’s targeting guidelines and applicable local laws. Where a user’s age or country cannot be determined, the ad must not be displayed to the user.

iii.	Please refer to the Help Center for additional alcohol-specific guidance.

C.	Dating

Ads for adult friend finders or dating sites with a sexual emphasis are not permitted. Ads for other online dating services are only allowed with prior authorization from Facebook. These must adhere to the dating targeting requirements and the name of the product or service must be included in the ad text or image.

D.	Drugs and Tobacco

Ads may not promote or facilitate the sale or consumption of illegal or recreational drugs, tobacco products, or drug or tobacco paraphernalia.

E.	Gambling and Lotteries

i.	Ads that promote or facilitate online gambling, games of skill or lotteries, including online casino, sports books, bingo, or poker, are only allowed in specific countries with prior authorization from Facebook.

ii.	Lotteries run by government entities may advertise on Facebook, provided that ads must be targeted in accordance with applicable law in the jurisdiction in which the ads will be served and may only target users in the jurisdiction in which the lottery is available.

iii.	Ads that promote offline gambling establishments, such as offline casinos, in accordance with applicable laws and regulations, are generally permitted, provided that ads must be appropriately targeted.

iv.	Please refer to the Help Center for additional gambling-specific guidance.

F.	Pharmaceuticals and Supplements

i.	Ads must not promote the sale of prescription pharmaceuticals. Ads for online pharmacies are prohibited except that ads for certified pharmacies may be permitted with prior approval from Facebook.

ii.	Ads that promote dietary and herbal supplements are generally permitted, provided they do not promote products containing anabolic steroids, chitosan, comfrey, dehydroepiandrosterone, ephedra, human growth hormones, melatonin, and any additional products deemed unsafe or questionable by Facebook in its sole discretion.

G.	Software

Ads may not contain or link directly or indirectly to a site that contains spyware/malware downloads or any software that results in an unexpected, deceptive or unfair user experience, including but not limited to software which:

i.	“sneaks” onto a user’s system;

ii.	performs activities hidden to the user;

iii.	may alter, harm, disable or replace any hardware or software installed on a user’s computer without express permission from the user;

iv.	is bundled as a hidden component of other software whether free or for an additional fee;

v.	automatically downloads without Facebook’s express prior approval;

vi.	presents download dialog boxes without a user’s action; or

vii.	may violate or infringe upon the intellectual property rights of any third party, including copyright, trademark, patent or any other proprietary right.

H.	Subscription Services

Ads for subscription services, or that promote products or services that include negative options, automatic renewal, free-to-pay conversion billing products, or mobile marketing are subject to the following requirements:

i.	Ad text must clearly and conspicuously disclose the recurring billing component (e.g. “subscription required”).

ii.	The landing page must:

a.	display the price and billing interval wherever the user is prompted to enter personally identifiable information;

b.	include an unchecked opt-in checkbox; and

c.	include language informing users how to cancel their subscription or membership.

iii.	Each of the foregoing must be located in a prominent place on your landing page, as determined by Facebook in its sole discretion, and should be easy to find, read, and understand.

I.	Unacceptable Business Model

Ads may not promote a business model or practice that is deemed by Facebook in its sole discretion to be unacceptable or contrary to Facebook’s overall advertising philosophy or to any applicable law, including but not limited to multi-level marketing schemes, or advertisements for scams.

J.	Weapons and Explosives

Ads may not promote the sale or use of weapons, ammunition, or explosives.

V.	Ad Community Standards

Ads, or categories of ads, that receive a significant amount of negative user feedback, or are otherwise deemed to violate our community standards, are prohibited and may be removed. In all cases, Facebook reserves the right in its sole discretion to determine whether particular content is in violation of our community standards.

A.	Illegal Activity

Ads may not constitute, facilitate or promote illegal activity.

B.	Harassment

Ads may not insult, attack, harass, bully, threaten, demean or impersonate others.

C.	Hate Speech

Ads may not contain “hate speech,” whether directed at an individual or a group, based on membership within certain categories. These categories include, but are not limited to, race, sex, creed, national origin, religious affiliation, marital status, sexual orientation, gender identity, or language.

D.	Minors

Ads targeted to minors must not promote products, services, or content that is inappropriate, illegal, or unsafe, or that exploits, misleads, or exerts undue pressure on the age groups targeted.

E.	Sex/Nudity

Ads may not contain adult content, including nudity, depictions of people in explicit or suggestive positions, or activities that are overly suggestive or sexually provocative.

F.	Shock Value

Ads may not be shocking, sensational or disrespectful, or portray excessive violence.

VI.	Facebook References

Ads may not imply a Facebook endorsement or partnership of any kind. Ads linking to Facebook branded content (including Pages, groups, events, or Connect sites) may make limited reference to “Facebook” in ad text for the purpose of clarifying the destination of the ad. All other ads and landing pages may not use our copyrights or trademarks (including Facebook, the Facebook and F Logos, FB, Face, Poke, Book, and Wall) or any confusingly similar marks, except as expressly permitted by our Brand Usage Guidelines or with our prior written permission.

VII.	Rights of Others

Ads may not include content that infringes upon or violates the rights of any third party, including copyright, trademark, privacy, publicity, or other personal or proprietary rights.

We reserve the right to reject, approve or remove any ad for any reason, in our sole discretion, including ads that negatively affect our relationship with our users or that promote content, services, or activities, contrary to our competitive position, interests, or advertising philosophy. These guidelines are subject to change at any time.

2/9/2015	Branding Guidelines for Facebook Developers

Brand Guidelines for Facebook Developers

Below are some guidelines that will help you accurately indicate that your application is compatible with Facebook, while helping you develop your own brand identity and avoid causing user confusion or damaging Facebook’s brand assets. For complete information on Facebook’s brand guidelines, please see our Brand Permissions Center.

Application Name and Description

You may accurately indicate that your application is integrated with the Facebook Platform. However, you may not use our brands in your name.

Do:

Accurately describe how your application works with Facebook, such as:

•	“Log in with Facebook”

•	“Challenge your Facebook friends on Friend Smash”

Don’t:

•	Use our brands in a way that implies partnership, sponsorship, or endorsement by us

•	Combine any part of our brands with your name, marks, or generic terms

•	Use names or logos that imitate or could be confused with our brands

•	Present our brand assets in a way that make them the most distinctive or prominent feature of what you’re creating

For example, you may not use names that include Facebook or FB:

•	“Facebook Friend Smash” or “FB Friend Smash”

•	“Friend Smash for Facebook” or “Friend Smash for FB”

•	“Friend Smash - play with friends on Facebook”

•	“Friend Smash - the best FB game”

You may also not use F, Book, or Face in your name if it could be perceived as a reference to Facebook:

•	“Fvideo is not OK because in this case “F” is clearly meant to refer to Facebook

•	“Videobook” or “Facemessaging” are not OK because “Book” and “Face” are distinctive parts of the Facebook trademark.

2/9/2015	Branding Guidelines for Facebook Developers

Icons and Logos

Do:

•	Design your own logo that represents your brand.

Don’t:

•	Use or incorporate Facebook’s F logo, or any modification or derivative of the F logo, in your icons or logos

•	Include the terms Facebook or FB in icons or logos

•	Use the FACEBOOK logo

•	Use Facebook’s other graphics or icons, such as our well-known silhouette logo

Examples of non-compliant icons and logos:

Open Graph Built-in Like Actions

You can use the Built-in Like action to create custom buttons in your app, but the button must not emulate or otherwise copy the design of Facebook’s Like buttons. For example, you may not use

2/9/2015	Branding Guidelines for Facebook Developers

a “thumbs up” image with the word “like” in your Open Graph actions without prior written permission from Facebook, and any custom like button you create must not confuse users into thinking that your Open Graph action will result in a connection to a Facebook Page.

Examples:

Don’t: The following examples make use of Facebook’s logos and icons.

Do: The following examples use generic graphics that do not use Facebook’s logos and icons.